Exhibit 99

UMH PROPERTIES, INC. SECOND QUARTER 2024 OPERATIONS UPDATE

FREEHOLD, NJ, July 10, 2024……UMH Properties, Inc. (NYSE:UMH) (TASE:UMH), a real estate investment trust (REIT) specializing in the ownership and operation of manufactured home communities, is providing investors with an update on our second quarter 2024 operating results:

1.	During the second quarter, UMH converted 144 new homes from inventory to revenue generating rental homes. UMH now owns approximately 10,100 rental homes with an occupancy rate of 95.0%.
2.	During the second quarter, UMH sold 105 homes of which 35 were new home sales. Gross home sales revenue for the second quarter was $8.8 million as compared to $8.2 million last year, representing an increase of approximately 7%.
3.	Year to date, overall occupancy increased by 196 units to 87%. During the second quarter, overall occupancy increased by 64 units. Year over year, overall occupancy increased by 430 units, representing an increase of 195 basis points in our occupancy rate.
4.	Our occupancy gains and rent increases achieved throughout 2023 and 2024 have increased our June 2024 rental and related charges by 10%, resulting in our annualized monthly rent roll generating $207 million.
5.	Our second quarter collection rate is at 98% and should continue to grow over the next few weeks.

Samuel A. Landy, President and CEO of UMH Properties, Inc., stated “UMH continues to experience strong demand for sales and rentals at our locations. Our business plan of acquiring communities, making improvements and filling vacant sites is resulting in strong income and occupancy growth. Our initial quarterly results are in line with our expectations.

“Manufactured housing is most efficient with just-in-time inventory which is how we are operating today. During the first half of the year, we replenished our inventory, which will allow us to further increase occupancy, revenue and sales income in the second half of the year. We currently have 315 homes on site that are ready for occupancy or are being set up and another 140 homes expected to be delivered over the next few weeks.

“We have positioned the company with a strong balance sheet so that we can continue to invest in new homes, capital improvements and the expansion of our communities, which will enhance the long-term value of our portfolio and ultimately increase our earnings per share. Additionally, we are prepared to acquire new communities when accretive investment opportunities become available.”

It should be noted that the financial information set forth above reflects our preliminary estimates with respect to such information, based on information currently available to management, and may vary from our actual financial results as of and for the second quarter ended June 30, 2024. UMH’s second quarter results will be released on Tuesday, August 6, 2024, after the close of trading on the New York Stock Exchange and will be available on the Company’s website at www.umh.reit, in the Financials section. Senior management will discuss the results, current market conditions and future outlook on Wednesday, August 7, 2024, at 10:00 a.m. Eastern Time.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 136 manufactured home communities containing approximately 25,800 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina and Georgia. UMH also has an ownership interest in and operates two communities in Florida, containing 363 sites, through its joint venture with Nuveen Real Estate.

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact: Nelli Madden

732-577-4062